Exhibit 99.1

FOR IMMEDIATE RELEASE

November 7, 2013

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS THIRD QUARTER 2013 RESULTS

DALLAS, November 7, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today reported results for the third quarter of 2013.

Third Quarter 2013 Compared with Third Quarter 2012 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $52.5 million and distributable cash flow of $32.8 million for the third quarter of 2013, compared with adjusted EBITDA of $55.2 million and distributable cash flow of $27.0 million for the third quarter of 2012. The Partnership’s net loss for the third quarter of 2013 was $78.8 million versus a net loss of $16.1 million for the third quarter of 2012. The net loss for the third quarter of 2013 was primarily the result of an impairment expense on the Eunice processing plant.

The Partnership’s third quarter 2013 gross operating margin of $100.0 million increased $0.2 million compared to a gross operating margin of $99.8 million for the third quarter of 2012. Adjusted EBITDA, distributable cash flow and gross operating margin are explained in greater detail under “Non-GAAP Financial Information”, and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

“We are pleased with our solid financial performance in the third quarter” said Barry E. Davis, Crosstex President and Chief Executive Officer.  “With the announced combination with Devon’s midstream assets, the completion of phase one of the Cajun-Sibon expansion project and our newly announced natural gas gathering and processing complex in the Permian basin, we are achieving our objective for greater scale and diversity and we believe the prospects for growth at Crosstex are stronger than ever.”

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); gas pipelines and gas processing plants in Louisiana (LIG); gas processing and NGL assets, including NGL fractionation and marketing activities in south Louisiana (PNGL); and rail, truck, pipeline and barge facilities in the Ohio River Valley (ORV).

-more-

Each business segment’s contribution to the third quarter 2013 gross operating margin compared with the third quarter of 2012, and the factors affecting those contributions, are described below:

•                  The PNGL segment’s gross operating margin increased by $9.1 million primarily due to increased margins from NGL fractionation and marketing activities, increased south Louisiana processing margins and increased crude oil terminal activity.

•                  The ORV segment’s gross operating margin increased by $2.8 million primarily due to increased crude oil and condensate handling activities and a slight increase in brine disposal and handling activity.

•                  The LIG segment’s gross operating margin decreased by $5.1 million primarily due to lower margins from the gathering and transmission assets due to lost opportunity sales volumes from lower processing margins, a reduction in treating and blending volumes and lost sales volumes related to the Bayou Corne sinkhole.

•                  The NTX segment’s gross operating margin decreased by $6.6 million primarily due to decreased transmission and gathering margins from a decline in throughput volumes combined with a reduction in gathering rates under certain contracts, including a contract with a major producer in North Texas.

The Partnership’s third quarter 2013 operating expenses were $39.1 million, an increase of $3.5 million, or 10.0%, from the third quarter of 2012.  The increase was primarily due to a higher employee headcount for increased activity in the PNGL and ORV segments. General and administrative expenses decreased $0.9 million, or 5.3%, versus the third quarter of 2012 largely due to reduced labor and benefits expenses. Depreciation and amortization expense for the third quarter of 2013 decreased $11.9 million, or 26.3%, compared with the third quarter of 2012 primarily due to accelerated depreciation of the Sabine Pass Plant in the third quarter of 2012 and decreased intangible amortization.  Impairment expense was $72.6 million in the third quarter of 2013 due to the termination of customer contracts associated with the Eunice processing plant which was shut-down in August 2013. Interest expense for the third quarter of 2013 decreased $6.8 million to $16.4 million primarily due to greater capitalized interest in the third quarter of 2013.

The net loss per limited partner common unit for the third quarter of 2013 was $0.95 compared with a net loss of $0.34 per common unit for the third quarter of 2012.

Third Quarter 2013 Compared with Third Quarter 2012 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $11.2 million for the third quarter of 2013 compared with a net loss of $4.3 million for the third quarter of 2012.

Excluding cash and debt held by the Partnership and E2, the compression and stabilization company in which the Corporation has invested, the Corporation had cash on hand of approximately $1.4 million and $47.3 million of borrowings outstanding under the bank credit facility of the Corporation’s subsidiary as of the end of the third quarter of 2013.

Crosstex to Hold Earnings Conference Call on November 8, 2013

The Partnership and the Corporation will hold a conference call to discuss third quarter 2013 financial results on Friday, November 8, 2013, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-713-4218. Callers outside the United States should dial 1-617-213-4870. The passcode is 10414574 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYUA8DR7F.

Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until January 30, 2014, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 29464843. Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue less the cost of purchased gas, NGL and crude oil. Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, stock-based compensation, (gain) loss on non-cash derivatives, distribution from a limited liability company and non-controlling interest; less gain on sale of property and equity in income (loss) of a limited liability company. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas, NGL, condensate and crude oil; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding, which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) the Partnership may not be successful in balancing its purchases and sales; (6) drilling levels may decrease due to deterioration in the credit and commodity markets; (7) the Partnership’s credit risk management efforts may fail to adequately protect against customer non-payment; (8) the amount of natural gas, NGL, condensate and crude oil  transported may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (9) the level of the Partnership’s processing, fractionation, crude oil handling and brine disposal operations may decline for similar reasons; (10) the successful execution of major projects is subject to factors beyond the control of the Partnership; (11) operational, regulatory and other asset-related risks, including weather conditions, exist because a significant portion of the Partnership’s assets are located in southern Louisiana and the Ohio River Valley; (12) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (13) failure to satisfy closing conditions with respect to the combination with Devon; (14) the risks that the Partnership’s, the Corporation’s and Devon’s businesses will not be integrated successfully or that such integration may take longer than anticipated; (15) the possibility that expected synergies of the combination with Devon will not be realized or will not be realized within the expected time frame; and (16) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 (when they are available) and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues	$468,362	$444,947	$1,368,640	$1,265,308
Purchased gas, NGLs and crude oil	368,349	345,202	1,068,464	975,507
Gross operating margin	100,013	99,745	300,176	289,801
Operating costs and expenses:
Operating expenses	39,090	35,551	113,204	93,928
General and administrative	15,605	16,470	50,053	44,398
(Gain) loss on sale of property	(270)	109	(175)	(395)
(Gain) loss on derivatives	1,634	759	1,662	(1,977)
Depreciation and amortization	33,205	45,059	101,566	110,107
Impairment	72,576	—	72,576	—
Total operating costs and expenses	161,840	97,948	338,886	246,061
Operating income (loss)	(61,827)	1,797	(38,710)	43,740
Interest expense, net of interest income	(16,430)	(23,229)	(54,874)	(63,932)
Equity in income (loss) of limited liability company	(65)	1,511	(106)	1,511
Other income	38	4,439	368	4,464
Total other expense	(16,457)	(17,279)	(54,612)	(57,957)
Loss before non-controlling interest and income taxes	(78,284)	(15,482)	(93,322)	(14,217)
Income tax provision	(554)	(672)	(2,097)	(1,507)
Net Loss	(78,838)	(16,154)	(95,419)	(15,724)
Less: Net loss attributable to the non-controlling interest	—	(54)	—	(163)
Net Loss attributable to Crosstex Energy, L.P.	$(78,838)	$(16,100)	$(95,419)	$(15,561)
Preferred interest in net loss attributable to Crosstex Energy, L.P.	$8,286	$5,640	$23,497	$15,346
General partner interest in net loss	$(1,451)	$(309)	$(3,007)	$(420)
Limited partners’ interest in net loss attributable to Crosstex Energy, L.P.	$(85,673)	$(21,431)	$(115,909)	$(30,487)
Net loss attributable to Crosstex Energy, L.P. per limited partner unit:
Basic and diluted common units	$(0.95)	$(0.34)	$(1.38)	$(0.53)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	89,229	62,027	82,623	56,315

CROSSTEX ENERGY, L.P.

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

Three Months Ended September 30,	Nine Months Ended September 30,
2013	2012	2013	2012
(Unaudited)	(Unaudited)
Net loss attributable to Crosstex Energy, L.P.	$(78,838)	$(16,100)	$(95,419)	$(15,561)
Depreciation and amortization	33,205	45,059	101,566	110,107
Impairment	72,576	—	72,576	—
Stock-based compensation	3,022	2,503	11,078	7,496
Interest expense, net	16,430	23,229	54,874	63,932
(Gain) loss on sale of property	(270)	109	(175)	(395)
Equity in (income) loss of limited liability company	65	(1,511)	106	(1,511)
Distribution received from Howard Energy Partners	4,339	—	13,095	—
Non-cash derivatives, taxes and other	1,980	1,895	3,234	(1,731)
Adjusted EBITDA	52,509	55,184	160,935	162,337
Interest expense	(16,263)	(23,150)	(54,316)	(63,977)
Cash taxes and other	(654)	(797)	(1,920)	(1,514)
Maintenance capital expenditures	(2,803)	(4,222)	(10,150)	(10,800)
Distributable cash flow	$32,789	$27,015	$94,549	$86,046
Actual declared distribution (common units and preferred units)	$33,094	$23,804	$92,767	$74,231
Distribution coverage	0.99	x	1.13	x	1.02	x	1.16	x
Distributions declared per limited partner unit	$0.34	$0.33	$1.00	$0.99

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Pipeline Throughput (MMBtu/d)
LIG	457,000	741,000	494,000	814,000
NTX - Gathering	694,000	819,000	722,000	824,000
NTX - Transmission	338,000	344,000	338,000	353,000
Total Gathering and Transmission Volume	1,489,000	1,904,000	1,554,000	1,991,000

Natural Gas Processed (MMBtu/d)
PNGL	392,000	602,000	416,000	769,000
LIG	256,000	215,000	254,000	241,000
NTX	374,000	386,000	388,000	353,000
Total Gas Volumes Processed	1,022,000	1,203,000	1,058,000	1,363,000

Crude Oil Handling (Bbls/d) (1)	14,000	12,000	11,000	12,000
Brine Disposal (Bbls/d)	8,000	8,000	8,000	8,000

NGLs Fractionated (Gal/d)	1,187,000	1,350,000	1,171,000	1,284,000
Realized weighted average
Natural Gas Liquids price ($/gallon) (2)	1.01	1.04	0.99	1.09
Actual weighted average
Natural Gas Liquids-to-Gas price ratio	288%	378%	271%	445%

North Texas Gathering (3)
Wells connected	11	17	51	101

(1)                                 Crude oil handling includes barrels handled by both the ORV and PNGL segments.

(2)                                 Ethane represents 36 percent and 37 percent of NGL gallons sold at realized prices of $0.25/gal and $0.27/gal for the three and nine months ended September 30, 2013, and 34 percent and 40 percent of NGL gallons sold at realized prices of $0.33/gal and $0.44/gal for the three and nine months ended September 30, 2012.

(3)                                 North Texas Gathering wells connected are as of the last day of the period and include centralized delivery point connections where the Partnership connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues	$468,643	$444,947	$1,369,069	$1,265,308
Purchased gas, NGLs and crude oil	368,349	345,202	1,068,465	975,507
Gross operating margin	100,294	99,745	300,604	289,801
Operating costs and expenses:
Operating expenses	39,412	35,551	113,608	93,928
General and administrative	16,364	17,349	53,930	46,729
(Gain) loss on sale of property	(270)	109	(175)	(395)
(Gain) loss on derivatives	1,634	759	1,662	(1,977)
Depreciation and amortization	33,411	45,078	101,828	110,163
Impairment	72,576	—	72,576	—
Total operating costs and expenses	163,127	98,846	343,429	248,448
Operating income (loss)	(62,833)	899	(42,825)	41,353
Interest expense, net of interest income	(16,157)	(23,228)	(55,149)	(63,926)
Equity in income (loss) of limited liability company	(65)	1,511	(106)	1,511
Other income	37	4,440	367	4,464
Total other expense	(16,185)	(17,277)	(54,888)	(57,951)
Loss before non-controlling interest and income taxes	(79,018)	(16,378)	(97,713)	(16,598)
Income tax benefit	6,152	1,824	8,333	2,612
Net loss	(72,866)	(14,554)	(89,380)	(13,986)
Less: Net loss attributable to the non-controlling Interest	(61,617)	(10,240)	(70,529)	(7,176)
Net loss attributable to Crosstex Energy, Inc.	$(11,249)	$(4,314)	$(18,851)	$(6,810)
Net loss per common share:
Basic and diluted	$(0.23)	$(0.09)	$(0.38)	$(0.14)
Weighted average shares outstanding:
Basic and diluted	47,724	47,396	47,634	47,372

CROSSTEX ENERGY, INC.

Calculation of Cash Available for Dividends

(All amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Distributions declared by Crosstex Energy, L.P. associated with:
General Partner Interest	$454	$417	$1,331	$1,369
Incentive Distribution Rights	1,635	1,024	4,257	3,176
L.P. Units Owned	5,581	5,417	16,415	16,251
Total share of distributions declared	$7,670	$6,858	$22,003	$20,796
Other non-partnership uses:
General and administrative expenses	(392)	(890)	(1,837)	(1,794)
Cash reserved *	(728)	(597)	(2,017)	(1,900)
Cash available for dividends	$6,550	$5,371	$18,149	$17,102
Dividend declared per share	$0.13	$0.12	$0.37	$0.36

*                                         Cash reserved represents a cash holdback by the Corporation to cover tax payments, equity-matching investments in the Partnership and other miscellaneous cash expenditures. The amount is currently estimated at 10 percent of the Corporation’s share of Partnership distributions declared, net of non-partnership general and administrative expenses.